Exhibit 99.1

ARISTA POWER SAYS 2011 BOOKED ORDERS REACHED $2.3 MILLION COMPARED TO $0.8 MILLION IN 2010

ROCHESTER, NY, January 3, 2012 - Arista Power, Inc. (“Arista Power” or the “Company”) (OTCBB: ASPWD, ASPW), a manufacturer, designer and integrator of renewable energy generation, management and distribution systems, says booked orders for 2011 totaled $2.3 million, an increase of $1.5 million, or 179%, as compared to 2010 booked orders of $0.8 million.

For 2012, William A. Schmitz, Chief Executive Officer of Arista Power, projected booked orders of at least $17.5 million and recognized revenues of at least $7.5 million, with the majority of booked orders and recognized revenues occurring in the second half of the year. The timing difference between booking an order and recognizing the revenue for that order is dependent upon many factors, including, among others, permitting completion and agency approvals, delivery and installation of products, and performance of services in accordance with each contract.

“We fell significantly short of our previous estimate of at least $15 million in booked orders for 2011,” said Mr. Schmitz. “However, we attribute this shortfall to longer than expected lead times with large government and commercial customers, and not lack of interest in our products.  We are optimistic that many of the orders we had anticipated closing in fourth quarter of 2011 will close in 2012, and that booked orders will continue to accelerate significantly as the year progresses.  In 2011, we established foundations in our sales and marketing efforts and in our research and development for our Power on Demand system, our mobile renewable power station, our micro-grid, and our other renewable energy systems that we believe will enable us to meet or exceed our current projections for 2012.”

About Arista Power, Inc.

Arista Power, Inc. is a developer, manufacturer, and supplier of custom-designed power management systems, renewable energy storage systems, WindTamer wind turbines, and a supplier and designer of solar energy systems.  Arista Power’s patent-pending Power on Demand system utilizes inputs from multiple energy sources including wind, solar, fuel cells, and the grid, in conjunction with a custom-designed battery storage system and a proprietary smart monitoring technology that releases energy at optimal times to reduce peak power demand, thereby lowering electricity costs for large energy users who deal with peak usage pricing.  Arista Power also sells a Mobile Renewable Power Station that generates wind and solar energy that is stored in an onboard storage device for military and other applications, and a stationary, scalable Renewable Power Station that can be drop-shipped to off-grid locations to be used as a ‘micro-grid.’  Arista Power's diffuser-augmented WindTamer wind turbine utilizes a patented technology for the production of electrical power.  For more information on Arista Power, go to www.aristapower.com.

Forward-Looking Statements
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties.  Arista Power, Inc. cautions investors not to place undue reliance on forward-looking statements, which reflect Arista Power’s analysis only as of today’s date. There can be no assurance that such forward-looking statements will prove to be correct, and actual results could differ materially.  Arista Power undertakes no obligation to publicly update forward-looking statements.  Further information on these factors, and other factors that could affect Arista Power’s financial results, is included in Arista Power’s Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K.